Chembio Sponsors 28th Annual AIDS Walk New York as Co-Chair Advocate

Company Voices Support for U.S. Preventive Services Task Force Recommendations for Routine HIV Testing of All Adults Aged 15-65

MEDFORD, N.Y (May 17, 2013) – Chembio Diagnostics, Inc. (NASDAQ: CEMI), a leader in point-of-care diagnostic tests for infectious diseases, today announced that the Company is a proud sponsor and Co-Chair Advocate for the 28th Annual AIDS Walk New York, which takes place this Sunday, May 19th and begins and ends in Central Park.

“We are proud to continue our support of the Annual AIDS Walk New York to increase awareness of HIV and raise funds to support important services.  The money raised through the collective efforts of tens of thousands of participants provides medical care, home-delivered meals, women's and children's services, educational and preventive services and much more to New York area residents who are affected by AIDS,” said Lawrence Siebert, Chief Executive Officer of Chembio.

Despite the funding and advocacy efforts of community-based organizations such as Gay Men’s Health Crisis (GMHC) and despite current testing options, according to the U.S. Centers for Disease Control and Prevention, there are approximately 1.2 million Americans with HIV and approximately 240,000 of them are unaware of their status. Those who do not know they are HIV positive are unknowingly responsible for up to 70% of the estimated 50,000 new cases of HIV infection that occur each year.

“GMHC is immensely grateful for Chembio’s sponsorship of the 28th annual AIDS Walk New York. With approximately 25% of people unaware of their HIV positive status, the recent FDA’s approval of Chembio’s Point of Care HIV rapid test for HIV 1 and 2, affords GMHC’s HIV testing program and sister programs, the ability to bring testing to the most marginalized and stigmatized populations. It is a great addition to our current HIV prevention tool box,” commented Marjorie J. Hill, Ph.D., Chief Executive Officer of GMHC.

“There continues to be a pressing need for better testing in order to control and prevent the spread of this infectious disease.  Consequently, we support the recent final recommendation by members of the U.S. Preventive Services Task Force for the routine HIV testing of all adults aged 15-65, regardless of their risk.  This expanded testing recommendation should help to lower overall health care costs by the early identification of those infected.  Early diagnosis helps decrease the spread of these infectious diseases and promotes early access to care, which reduces the need for more costly late-stage treatments,” noted Mr. Siebert.

“As a result of the recommendations, it is expected that more individuals will get tested and learn their HIV status. We believe our current and in-the-pipeline rapid, point-of-care diagnostic testing products for the detection of HIV, as well as our tests for other infections that can be related to these, such as Syphilis, will serve important roles in achieving the goals of the recommendations,” concluded Larry Siebert.

About AIDS Walk New York
Since 1986 AIDS Walk New York has raised more than $122 million for HIV programs and services in the tri-state area, and has grown into the largest AIDS fundraising event in the world. In 2011 alone 45,000 participants, many of whom were members of more than 3,000 corporate and community teams, raised over $6.2 million for GMHC and 50 other tri-state area AIDS service organizations. For more information, please visit aidswalk.net/newyork.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Company Contact:
Susan Norcott
(631) 924-1135, ext.125
snorcott@chembio.com

Investor Relations
LHA
Anne Marie Fields
(212) 838-3777
afields@lhai.com
@LHA_IR_PR

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